Exhibit 99.1

Spark I Acquisition Corporation Announces Pricing of $100 Million Initial Public Offering

NEW YORK, October 5, 2023 /PRNewswire-PRWeb/ -- Spark I Acquisition Corporation (the "Company"), a special purpose acquisition company, today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market or Nasdaq, and trade under the ticker symbol "SPKLU" beginning on October 6, 2023. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols "SPKL" and "SPKLW," respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. It will not be limited to a particular industry or geographic region in its identification and acquisition of a target company, although the Company will likely focus its search on targets that are late-stage technology startups in Asia, or a U.S. technology company with a strong Asia presence or strategy, with enterprise value greater than $1 billion. The Company is led by its Chief Executive Officer and Chairman James Rhee, Chief Operating Officer and Board Member Kurtis Jang, and Chief Financial Officer and Board Member Ho Min (Jimmy) Kim.

Cantor Fitzgerald & Co. is acting as the sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., Attention: 499 Park Avenue, 5th Floor , New York, NY 10022 or by email: prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on September 29, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or change after the date of this release, except as required by law.

Contact

Eunbit Jang

Spark 1 Acquisition Corp,

650-454-5244, ebjang@sparklabs.co.kr

www.sparklabsgroup.com